Exhibit 10.75

DYNAVAX TECHNOLOGIES CORPORATION

AMENDED AND RESTATED

MANAGEMENT CONTINUITY AND SEVERANCE AGREEMENT

This Amended and Restated Management Continuity and Severance Agreement (the “Agreement”) is dated as of October 31, 2012 (the “New Effective Date”), by and between J. Tyler Martin (“Employee”), and Dynavax Technologies Corporation, a Delaware corporation (the “Company” or “Dynavax”). This Agreement supersedes and replaces in its entirety the Amended and Restated Management Continuity and Severance Agreement, dated as of November 12, 2010, between the Company and Employee.

RECITALS

A.          The Company is currently in the process of identifying a new Chief Executive Officer and obtaining FDA review and approval of its BLA filing for the Company’s lead product, and the Employee is an essential participant in the preparation and presentation to the FDA.

B.          The Company’s Board of Directors believes it is in the best interests of the Company and its stockholders to retain Employee and provide incentives to Employee to continue in the service of the Company.

C.          The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon a termination of Employee’s employment or a Change of Control during this critical period for the Company, which benefits are intended to provide Employee with encouragement to Employee to remain with the Company.

Now therefore, in consideration of the mutual promises, covenants, and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

1.	Employment.

(a)       Employee is currently serving as the President and Chief Medical Officer of the Company, with such duties and responsibilities as the Company’s Board of Directors may designate. The Employee shall perform services principally at the Company’s headquarters located in Berkeley, California. In addition, Employee shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company. During his

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employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company.

(b)       Employee shall be paid a base salary (the “Base Salary”) at the annual rate of $412,000 (effective as of January 1, 2012), payable in bi-weekly installments, consistent with the Company’s payroll practices. Employee shall also be eligible to earn an annual bonus (the “Bonus”) of up to 55% of such amount (that is, $226,600), with the actual Bonus earned determined in the sole discretion of the Company’s Board of Directors based upon achievement of such milestones as to which the Company’s Board of Directors and Employee shall mutually agree.

(c)       Employee has or will receive certain equity awards that will be governed by the terms of such awards; provided that Employee is eligible to earn and have fully vested certain payment amounts and is eligible for acceleration of vesting in full of all of his time-based vesting equity awards granted as of the New Effective Date as set forth in more detail in Section 2(d) (the “Acceleration Bonus”). To earn the Acceleration Bonus, Employee must remain in continued employment in good standing through the later of March 1, 2013 or the actual PDUFA action date for Heplisav (such later date, the “Acceleration Date”), which Acceleration Date shall in any event occur not later than June 1, 2013. If Employee does not remain in continued employment with the Company through the Acceleration Date, no amount of the Acceleration Bonus will be earned or vested, except that, if applicable, amounts payable in accordance with Section 2(c) shall be unaffected. For clarity, Section 2(d) of this Agreement shall not apply to any equity awards granted after the New Effective Date.

(d)       Upon submission of itemized expense statements in the manner specified by the Company, Employee shall be entitled to prompt reimbursement for reasonable business travel and other reasonable business expenses duly incurred by Employee in the performance of his duties.

(e)       Employee shall be eligible to participate in the Company’s medical and dental insurance plans, life and disability insurance plans, and retirement plans, if any, as in effect from time to time and made available to other officers of the Company, in each case pursuant to the terms and conditions of such plans.

(f)       The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason. If Employee’s employment terminates prior to the Acceleration Date for any reason other than termination by the Company without Cause (in which event his compensation shall be

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payable in accordance with Section 2(c) below), Employee shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement, and as may otherwise be available in accordance with the terms of the Company’s established employee plans and written policies at the time of termination. The terms of this Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied.

2.	Benefits upon Termination of Employment.

(a)       Termination for Cause.    If Employee’s employment is terminated for Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits; provided that if such termination for Cause occurs after the Acceleration Date, Employee’s Vested Separation Benefits (as defined in Section 2(d)) shall be unaffected by and immediately due and owing upon such termination. Employee will receive payment for all accrued but unpaid salary and vacation as of the date of Employee’s termination of employment, and Employee’s benefits will continue under the Company’s then-existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and applicable law. If the Company proposes to terminate the Employee’s employment for Cause, the Company shall provide written notice to the Employee setting forth the reasons for such termination and giving the Employee an opportunity to respond and to cure (to the extent such reason is capable of cure) prior to the effective date of termination, which shall be not less than thirty (30) calendar days after the Employee’s receipt of such notice.

(b)       Other Terminations.  If Employee’s employment ends as a result of death or disability, or due to Employee’s resignation that is not a Qualifying Separation (as defined in Section 2(d)), then Employee shall not be entitled to receive payment of any severance benefits; provided that if such termination occurs after the Acceleration Date, Employee’s Vested Separation Benefits (as defined in Section 2(d)) shall be unaffected by and immediately due and owing upon such termination. Employee will receive payment for accrued but unpaid salary and vacation as of the date of Employee’s termination of employment, and Employee’s benefits will be continued under the Company’s then-existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and applicable law.

(c)       Termination Without Cause.    In the event the Company terminates Employee’s employment without Cause at any time prior to the Acceleration Date, then subject to Employee executing a general release in favor of the Company, in a form acceptable to the Company (the “Release”), and allowing such Release to become effective not later than 60 days following Employee’s Separation from Service, Employee shall be entitled to receive the following severance benefits (the “Severance Benefits”):

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(i)        a lump-sum cash severance payment equal to 24 months of Employee’s then-current Base Salary, subject to applicable tax withholdings, paid on the 60th day following Employee’s Separation from Service, except as provided in Section 9(l) below;

(ii)       a lump-sum cash severance payment equal to 200% of Employee’s target Bonus for the year of termination, subject to applicable tax withholdings, paid on the 60th day following Employee’s Separation from Service, except as provided in Section 9(l) below;

(iii)      all of Employee’s then-outstanding time-based vesting stock option awards shall automatically accelerate and fully vest as of immediately prior to the effective time Employee’s termination and Employee shall, with respect to such stock options, have until the earlier of (A) the third anniversary of the termination of Employee’s continuous service (as defined under the applicable stock option award agreement) and (B) the original term of each such option (subject to any earlier termination in the event of a Corporate Transaction as provided under the applicable stock plan) in which to exercise his vested options, but in no event will Employee’s options be exercisable beyond their original full term; and

(iv)      if Employee is participating in the Company’s employee group health insurance plans on the effective date of termination, and timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state or local insurance laws, the Company shall pay to Employee, on the first day of each month, a cash payment equal to the applicable COBRA premiums for that month (including premiums for Employee and his eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for a number of months equal to the lesser of (A) the duration of the period in which Employee and his eligible dependents are eligible for and enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan) and (B) 24 months. Employee may, but is not obligated to, use such Special Cash Payment toward the cost of COBRA premiums. On the 60th day following Employee’s Separation From Service, the Company will make the first payment to Employee under this Section 2(c)(iv), in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to Employee through such date had the Special Cash Payments commenced on the first day of the first month following the effective date of termination through such 60th day, with the balance of the Special Cash Payments paid thereafter on the schedule described above. In the event Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the period provided in this Section 2(c)(iv), Employee must immediately notify the Company of such event and the Company shall cease payment of the Special Cash Payments and shall have no further obligations under this Section 2(c)(iv).

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(v)       For clarity, if Employee is terminated without Cause after the Acceleration Date, no Severance Benefits shall be payable, but Employee shall be entitled to the Vested Separation Benefits to the extent not previously paid or vested.

(d)       Qualifying Separation. If Employee resigns for any reason prior to the Acceleration Date, Employee will not be entitled to any Severance Benefits or Vested Separation Benefits from the Company. If Employee is terminated or resigns for any reason following the Acceleration Date, and provided Employee has not, prior to the resignation or termination date, accepted the position as Chief Executive Officer of the Company (such a termination or resignation, a “Qualifying Separation”), then subject to Employee executing a Release, and allowing such Release to become effective not later than 60 days following Employee’s Separation from Service, Employee shall be entitled to receive the following severance benefits (the “Vested Separation Benefits”):

(i)        a lump-sum cash severance payment equal to 24 months of Employee’s then-current Base Salary, subject to applicable tax withholdings, paid on the 60th day following Employee’s Separation from Service, except as provided in Section 9(l) below;

(ii)       a lump-sum cash severance payment equal to 200% of Employee’s target Bonus for the year of termination, subject to applicable tax withholdings, paid on the 60th day following Employee’s Separation from Service, except as provided in Section 9(l) below;

(iii)      to the extent not previously amended, amendment of any time-based vesting equity awards granted as of the New Effective Date to provide for full acceleration of vesting and, with respect to any vested stock options granted as of the New Effective Date, extension of the Employee’s exercise period to the earlier of (A) the third anniversary of the termination of Employee’s continuous service (as defined under the applicable option award agreement) and (B) the original term of each such option (subject to any earlier termination in the event of a Corporate Transaction as provided under the applicable stock plan), but in no event will Employee’s options be exercisable beyond their original full term; and

(iv)      if Employee is participating in the Company’s employee group health insurance plans on the effective date of termination, and timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state or local insurance laws, the Company shall pay to Employee, on the first day of each month, a cash payment equal to the applicable COBRA premiums for that month (including premiums for Employee and his eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for a number of months equal to the lesser of (A) the duration of the period in which Employee and his eligible

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dependents are eligible for and enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan) and (B) 24 months. Employee may, but is not obligated to, use such Special Cash Payment toward the cost of COBRA premiums. On the 60th day following Employee’s Separation From Service, the Company will make the first payment to Employee under this Section 2(d)(iv), in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to Employee through such date had the Special Cash Payments commenced on the first day of the first month following the effective date of termination through such 60th day, with the balance of the Special Cash Payments paid thereafter on the schedule described above. In the event Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the period provided in this Section 2(d)(iv), Employee must immediately notify the Company of such event and the Company shall cease payment of the Special Cash Payments and shall have no further obligations under this Section 2(d)(iv).

(e)       For clarity, following vesting and payment of Severance Benefits under Section 2(c) or vesting of the Vested Separation Benefits (it being understood that the Company stands prepared to make payment of the Vested Separation Benefits from and after the time of vesting) as set forth in Section 2(d), in each case if applicable, the Company shall have no further obligation to make any payments or to provide any additional benefits to Employee under this Agreement, including any severance benefits, except for any salary and/or bonus that may be due to Employee in connection with his regular employment under Section 1(b).

3.	Benefits upon a Change of Control.

(a)       In the event of a Change of Control prior to the Acceleration Date, and subject to Employee’s continued service with the Company through the time immediately prior to the closing of such Change of Control and termination of employment by the Company or successor entity without Cause resulting in a Separation from Service, and subject to Employee executing a Release, and allowing such Release to become effective not later than the effective date of the Change of Control, the Severance Benefits pursuant to Section 2(c) will not be forfeited on the Change of Control, and shall be payable, and all of Employee’s then-outstanding time-based vesting equity awards shall automatically accelerate and fully vest, as and when provided in Section 2(c) subject to the conditions set forth in Section 2(c).

(b)       In the event of a Change of Control on or after the Acceleration Date, to the extent not previously triggered, the Vested Separation Benefits will not be forfeited on the Change of Control, but shall become payable and vested as and when provided in Section 2(d),, subject to the conditions set forth in Section 2(d), including Employee’s continued service with the Company through the time immediately prior to the closing of such Change of Control and

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subsequent Qualifying Termination, and subject to Employee executing a Release, and allowing such Release to become effective not later than the effective date of the Change of Control.

4.         Definition of Terms.   The following terms referred to in this Agreement shall have the following meanings:

(a)       Change of Control.  “Change of Control” shall mean the occurrence of any of the following events, provided such transaction is also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder):

     (i)        Change of Ownership.  Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities; or

     (ii)       Merger/Sale of Assets.  In the event of (x) a merger, acquisition or consolidation of the Company, whether or not approved by the Board, other than a merger, acquisition or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (y) the stockholders of the Company approve a plan of complete liquidation, dissolution or similar extraordinary transaction of the Company; or (z) the sale or disposition by the Company of all or substantially all of the Company’s assets.

(b)       Cause.  “Cause” shall mean: (i) gross negligence or willful misconduct in the performance of Employee’s duties to the Company, where such gross negligence or willful misconduct has resulted or is reasonably likely to result in substantial and material damage to the Company or its subsidiaries taken as a whole; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law (other than misdemeanor traffic violations) that has resulted or is reasonably likely to result in substantial and material damage to the Company or its subsidiaries taken as a whole; (iv) commission of any act of fraud with respect to the Company that is material and significant; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

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(c)       Separation from Service  shall mean Employee’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) without regard to any permissible alternative definition thereunder.

5.        Conflicts.    Employee represents that his performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not entered, and will not during the term of this Agreement enter, into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that he is entering into or has entered into an employment relationship with the Company of his own free will and that he has not been solicited as an employee in any way by the Company.

6.        Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

7.        Notice.   Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address that Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

8.	Parachute Payments.

(a)       If any payment or benefit Employee would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1988, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes,

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and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Employee. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Employee’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

(b)       The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within thirty (30) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as reasonably requested by the Company or Employee. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

9.	Miscellaneous Provisions.

(a)       No Duty to Mitigate.    Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source (except as expressly provided in Section 2(c)(ii) and Section 3(b)(ii)).

(b)       Waiver.    No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by

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Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)       Whole Agreement.    No agreements, representations, or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same or similar title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void; provided, that all of Employee’s stock options issued prior to or after the date hereof shall remain in effect in accordance with their terms, except to the extent specifically modified hereby. The Agreement may not be modified or amended in any way except by a written agreement executed by Employee and a duly authorized member of the board of directors. For the avoidance of doubt, nothing in this Agreement supersedes or replaces the terms of the Proprietary Information and Inventions Assignment Agreement between the Company and Employee, the terms of which remain in full force and effect.

(d)       Choice of Law.       The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e)       Severability.     If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f)        Arbitration.   To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Jose, California,

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conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of the Employee if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

(g)       Legal Fees and Expenses.     The parties shall each bear their own expenses, legal fees, and other fees incurred in connection with this Agreement. This means the Company pays its own legal fees in connection with this Agreement and the Employee is responsible for his own legal fees in connection with this Agreement.

(h)       No Assignment of Benefits.   The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment, or other creditor’s process, and any action in violation of this Section 9(h) shall be void.

(i)        Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j)        Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that such assignee is the employer of the Employee. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee except that the term “Company” shall continue to mean Dynavax Technologies Corporation with regard to the definition of a Change of Control.

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(k)       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l)        Application of Section 409A.    It is intended that each installment of payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). To the extent permissible, the payments and benefits set forth in this Agreement will be administered in a manner that is consistent with the exceptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), including but not limited to the exceptions under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed in accordance therewith to the maximum extent permitted by law. To the extent any payments and benefits provided under this Agreement are not so exempt and constitute “deferred compensation” within the meaning of Section 409A, this Agreement will be construed in a manner that is compliant with Section 409A to the maximum extent permitted by law. If Employee is, on his Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and delivery of the benefits that become due on such a Separation from Service shall be delayed until the earliest to occur of: (a) the date that is six months and one day after Employee’s Separation from Service, (b) the date of Employee’s death or (c) such earlier date as is permitted under Section 409A (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Employee a lump sum amount equal to the sum of the payments and benefits that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed for compliance with Section 409A and (ii) commence paying the balance of the payments and benefits thereafter in accordance with the applicable payment schedules set forth in this Agreement.

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The parties have executed this Agreement on November 1, 2012.

DYNAVAX TECHNOLOGIES CORPORATION

By:	/s/ Peggy Phillips

Title:	Chair, Compensation Committee

Address:	2929 Seventh Street
Suite #100
Berkeley, CA 94710

J. TYLER MARTIN

Signature:	/s/ J. Tyler Martin

Address:	349 Riesling Court
Fremont, CA 9453

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